   Exhibit 23.1

    Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Incentive Plan of Millennium Pharmaceuticals, Inc. of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Millennium Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Millennium Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Millennium Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 7, 2007